Exhibit 99.1

900 North Michigan Avenue
Suite 1600
Chicago, Illinois 60611
(312) 274-2000

Contact:

G. MARC BAUMANN

Executive Vice President and

Chief Financial Officer

Standard Parking Corporation

(312) 274-2199

mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

STANDARD PARKING CORPORATION REPORTS

STRONG 2004 FOURTH QUARTER RESULTS;

CAPS SUCCESSFUL FIRST YEAR AS A PUBLICLY TRADED COMPANY

Provides Guidance for 2005

CHICAGO,IL – March 7, 2005 - Standard Parking Corporation (NASDAQ: STAN), one of the nation’s largest providers of parking management services, today announced 2004 fourth quarter and full year operating results.

2004 Highlights

• Received $50 million in net proceeds from successful IPO

• EPS of $0.42 (actual) and $0.89 (pro forma)

• Reduced total debt by $51 million; net debt/EBITDA from 5.4x to 3.3x

• Generated free cash flow of approximately $10 million

2005 Guidance

• EPS expected to be in range of $1.35 - $1.45

• EPS pro forma for income taxes, expected to be in the range of $1.00 - $1.10

• Free cash flow expected to be $15 million or higher

• Authorized to repurchase up to $6 million of its common stock

Key Priorities for Future Deployment of Cash

• Fund additional growth

• Pay down debt

• Return value to shareholders

Net income for the twelve months ended December 31, 2004 was $2.6 million, or $0.42 per diluted share.  Reflecting the Company’s successful initial public offering in June of 2004 and related one-time and non-recurring items, Standard Parking is also reporting pro forma results for the 2004 year. Assuming that the Company’s IPO took place as of December 31, 2003 and pro forma for income taxes, net income for the year was $9.4 million, or $0.89 per diluted share.  (See attached tables for detailed pro forma calculations).  For the year, the Company also generated $9.7 million of free cash flow, which reflects the post-IPO benefit realized by the Company during the second half of 2004.

James A. Wilhelm, the Company’s President and Chief Executive Officer, said, “Standard Parking’s performance in our first two quarters as a public company underscores the predictability and the reliability of our business model.  From both an earnings and cash flow point of view, we met the objectives that we communicated to our investors at the time of our initial public offering.  We believe that we have a solid business model that will continue to deliver predictable and sustainable results as we move forward.”

Standard Parking’s business strategies have been designed to emphasize lower risk, higher margin management contracts which produce consistent earnings and stable cash flow.  With approximately 85% of the Company’s locations operating under this format, the impact on operations of external factors such as weather is moderated.  The use of enhanced systems and dedicated internal audits to maintain the integrity of the sizable amounts of cash flowing through Standard Parking’s locations is an important feature of the Company’s operating strategy.  Standard Parking’s commitment to information technology has resulted in improved client reporting systems that distinguish the Company from many of its competitors.

These strategies have been responsible for the Company’s growing success in recent years and for an increase of 8% in revenues, excluding reimbursement of management contract expense, and the net addition of 35 parking locations during 2004.  Since its IPO, Standard Parking’s competitive position in the marketplace has been enhanced by its significantly improved capital structure and its ability to accelerate its investments in infrastructure.

Discussing new business prospects, Wilhelm stated, “We are seeing opportunities to increase our presence in cities like New York and San Francisco, where our ability to demonstrate the positive impact of the management contract structure to a property owner’s bottom line has proven to be compelling.  Outsourcing is also playing an increasingly important role for us.  Municipalities are continuing to request RFPs for parking-related activities that they have traditionally managed on their own.  Hospitals and universities are deciding to focus their resources on core operations and are looking more and more to the parking services industry to run their parking-related operations.”

Fourth Quarter Operating Results

Net income for the fourth quarter was $4.3 million, or $0.40 per diluted share.  Earnings per share was favorably impacted by a reduction in the Company’s contingent tax reserves of approximately $0.3 million, or $0.03 per diluted share, following the conclusion of a tax audit conducted by the IRS for fiscal 2002.  For last year’s fourth quarter the Company reported a net loss of $6.9 million, which included $4.1 million of accrued dividends on preferred stock issues that were retired in conjunction with the IPO earlier this year.

Gross profit was $16.9 million for the fourth quarter, up 3% from last year’s fourth quarter.  A number of factors impacted the fourth quarter 2004 gross profit.  The Company recorded a $0.3 million charge related to increasing the reserve associated with a long-term receivable and a net charge of $0.2 million primarily relating to the recovery of certain taxes offset by additional rent payments.  Also, consistent with previous Company guidance, significant favorable changes to loss reserves recognized in the fourth quarter of 2003 did not re-occur in 2004, as loss estimates were more consistent with actual loss experience.  General and administrative expenses were relatively unchanged year to year reflecting management’s continuing focus on managing costs.  Operating income for the fourth quarter was $6.2 million compared with $2.2 million for the year earlier period.  However, operating expenses for 2003 included $3.2 million in special charges, much of which related to the write-off of a long term receivable, and $0.8 million in management fees that terminated upon the culmination of the IPO.  Depreciation and amortization expense for the fourth quarter increased by $0.3 million due to a net charge of $0.5 million related to the termination of a non-compete agreement with the Company’s former owner, Sidney Warshauer.

In conjunction with its IPO in the 2004 second quarter, Standard Parking received nearly $50 million in proceeds net of the underwriting discount.  These proceeds, and the Company’s IPO-related refinancing of its senior credit agreement, facilitated the Company’s reduction of total debt by over $51 million compared with December 31, 2003.  This transaction also resulted in a significant reduction in net interest expense during the fourth quarter to $2.3 million from $4.5 million a year earlier.  The Company reduced debt in the fourth quarter by $9.3 million from available free cash flow of $12.1 million.  The Company also entered into $2.6 million of new capital lease obligations.

Total parking revenues for the fourth quarter, excluding reimbursement of management contract expense, were up approximately 8% to $60.6 million compared with $56.2 million a year ago.  Reimbursement of management contract expense is excluded because its timing and amount fluctuate substantially for reasons unrelated to the Company’s parking services revenue.  This strong revenue performance was achieved despite the impact of the National Hockey League strike and severe winter weather in the Northeast.

“We feel very good about hitting our numbers for the fourth quarter and fiscal 2004,” said Wilhelm.  “Nevertheless, we are disappointed that given our strong performance, a series of one-time events prevented us from doing even better.    The fundamentals of the business remain strong as evidenced by the fact that our location count went up to 1,896 at year-end.  Contracts previously announced, such as the New Orleans “pay and display” parking meters, came on line as planned and were profitable from the start.  The turnaround in the Honolulu Park/Air Express operation is another strong positive going forward.  Most importantly, our consistent earnings and stable cash flows continue to underscore the validity of our business model.”

Recent Developments

The Company added 20 net new locations during the fourth quarter including the management of parking facilities for two major medical institutions in Brooklyn, New York.  Standard Parking was awarded a contract by Kingsbrook Jewish Medical Center to manage two parking locations with a total of 650 spaces.  The Maimonides Medical Center selected the Company to manage its multi-level garage and parking lot operations which encompass 1,100 spaces.  These new additions to the Company’s portfolio reflect the success of its strategy to focus on the hospital market, which is increasingly outsourcing non-core operations.

Also in the New York Metropolitan area, Standard Parking completed agreements with a regional real estate management company to manage multiple garage and parking lot locations comprising 1,300 spaces on its behalf.

In Boston, Standard Parking was awarded a management contract for the 2,300 space Government Center Garage, the largest garage in the city’s downtown business district.

FISCAL 2004 OPERATING RESULTS

Net income for the twelve months ended December 31, 2004 was $2.6 million, or $0.42 per diluted share, compared with a loss of $18.9 million for 2003.  The accrual of dividends on preferred stock issues, which are no longer outstanding, reduced net income for 2004 by $7.2 million and for fiscal 2003 by $15.6 million.  Pro forma for the IPO and income taxes, net income for the year was $9.4 million, or $0.89 per diluted share.

Gross profit for fiscal 2004 increased by approximately 5% to $63.9 million from $60.7 million a year earlier.  These results included several non-recurring factors, including a $0.7 million charge related to increasing the reserve associated with a long term receivable.  Also, favorable changes to loss reserves recognized in the fourth quarter of 2003 did not re-occur in 2004.  General and administrative expenses for 2004 were held to a 2% increase resulting in general and administrative expense as a percentage of gross profit decreasing to 52.4% from 53.9% a year ago.  Depreciation and amortization expense for the 2004 year decreased by more than $0.5 million from 2003 reflecting management’s disciplined reduction in capital spending for the past few years.  Depreciation and amortization expense would have decreased more if not for a net charge of $0.5 million related to the termination of a non-compete agreement with the Company’s former owner, Sidney Warshauer.

Operating income for the twelve months ended December 31, 2004, was up approximately 42% to $19.7 million from $13.8 million for the previous year.  Excluding the impact of non-cash stock option compensation expense of $2.3 million in 2004, management fees to the Company’s former parent of $1.5 million during 2004 and $3.0 million in 2003, and special charges of $3.7 during 2003, operating income would have increased by 14%.

A combination of its IPO proceeds and free cash flow enabled Standard Parking to reduce debt by $51 million, or 32%, during the year.  These lower debt levels resulted in a decrease in net interest expense to $12.8 million in 2004 from $16.6 million a year earlier.  The Company recognized non-operating gains from the early extinguishments of debt of $3.8 million in 2004 and $1.8 million in 2003.

Total parking revenues for fiscal 2004, excluding reimbursement of management contract expense, increased by 8% to $232.5 million for fiscal 2004 compared with $215.3 million a year earlier, despite the 2004 impact of the National Hockey League strike and adverse weather such as hurricanes and severe snow storms.

Wilhelm concluded, “We had an outstanding year.  The June IPO was a watershed event for Standard Parking.  Our strengthened capital structure has enabled us to re-position ourselves in the marketplace and to leverage what was already a highly successful business model.  In addition, we now have the resources to invest in enhancing our operating systems to increase efficiencies and further leverage general and administrative expenses.”

“We have demonstrated during our first year as a public company that our business strategies reliably produce consistent earnings and stable cash flows.  We understand the earnings potential of the business and now have the resources to maximize it.  Our earnings guidance reflects the improving trends in our industry, the benefits which we are deriving from being a public company, and our confidence in the predictability of our business model.”

FINANCIAL OUTLOOK

The Company expects reported net earnings for the 2005 year to be in the range of $1.35 - $1.45 per diluted share.  This guidance estimate is based upon continued growth in gross profit coupled with improved operating leverage and enhanced market capabilities resulting from the IPO.  Earnings per share pro forma for income taxes, is expected to be in the range of $1.00 - $1.10.  For pro forma guidance purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company’s ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years.  The Company’s reported GAAP and cash tax rates are expected to be substantially less than 10% due to the ability to offset future earnings against net operating loss carry-forwards.  In addition, the Company’s tax provision may further be affected by adjustments to its valuation allowance for its deferred tax assets.  As of December 31, 2004, the Company has approximately $72 million of net operating loss carry-forwards which can be used to offset future taxable income, subject to certain limitations.  The timing of the recognition of these tax benefits may result in wide fluctuations in reported GAAP results.

The Company anticipates capital expenditures of $4 - $5 million during 2005, which is an increase from $1.4 million during 2004.  The Company expects that the additional capital expenditures will result in improved future gross profit growth.  Standard Parking anticipates that it will generate free cash flow of $15 million or greater (after capital expenditures) for the 2005 year.

Standard Parking anticipates that its debt reductions throughout the year will result in net debt (total debt minus cash) at year-end 2005 of $85 - $95 million.  The Company will continue to evaluate its capital structure with the objective of balancing financial flexibility and minimizing the cost of capital, while giving particular consideration to the market environment for acquisitions.  For these reasons, the Company currently does not anticipate refinancing its fixed rate debt until 2006.  Until this refinancing is completed, the Company’s fixed rate debt is expected to remain in place and Standard Parking expects to apply available cash primarily to reduce debt outstanding under its Senior Credit Facility.

Stock Repurchase

On March 4, 2005, the Board of Directors authorized the Company to re-purchase shares of its common stock for a value not to exceed $6 million, which represents approximately 4% of Standard Parking’s market capitalization.  The Company intends to repurchase certain shares in open market transactions from time to time, and its majority shareholder has agreed in each case to sell shares equal to its pro-rata ownership at the same price paid by the Company in each open market purchase.

Anticipated Future Deployment of Free Cash Flow and Longer-Term Growth

Going forward, the Company intends to utilize its free cash flow for three main purposes – pursuing additional growth opportunities, reducing leverage and returning value to its shareholders.  More specifically, free cash flow may be used to support additional investments aimed at increasing internal growth, as well as to make additional investments in areas such as technology to further increase efficiency.  In addition, the Company may use its free cash flow to fund value enhancing, low-risk acquisitions.

Free cash flow is also expected to be used to pay down debt with the objective of achieving, over time, debt levels consistent with those of companies having investment grade ratings.  Nevertheless, the Company may experience intermittent increases in leverage, particularly in connection with a potential acquisition or other attractive business opportunity.

Finally, in addition to taking advantage of growth opportunities and reducing leverage, the Company also intends to use a portion of its free cash flow to provide returns to its shareholders.

Conference Call

The Company’s quarterly earnings conference call will be held at 10:00 am (CST) on Tuesday, March 8, 2005 and is available live and in replay to all analyst/investors through a webcast service.  To listen to the live call, individuals are directed to the Company’s investor relations page at www.standardparking.com or www.fulldisclosure.com at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management services.  The company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry.  The company manages approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada.  In addition, the company manages parking-related and shuttle bus operations serving more than 60 airports.

* * * * *

More information about Standard Parking is available at www.standardparking.com.  Standard Parking’s 2003 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

DISCLOSURE NOTICE: The information contained in this document is as of March 7, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company’s financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:  an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company’s operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing;

development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company’s ability to renew the Company’s insurance policies on acceptable terms, the extent to which the Company’s clients purchase insurance through us and the Company’s ability to successfully manage self-insured losses; the Company’s ability to form and maintain relationships with large real estate owners, managers and developers; the Company’s ability to provide performance bonds on acceptable terms to guarantee the Company’s performance under certain contracts; the loss of key employees; the Company’s ability to develop, deploy and utilize information technology; the Company’s ability to refinance the Company’s indebtedness; the Company’s ability to consummate transactions and integrate newly acquired contracts into the Company’s operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company’s major corporate decisions.  A further list and description of these risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).

# # # #

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Parking services revenue:
Lease contracts	$39,386	$35,127	$148,752	$138,681
Management contracts	21,175	21,024	83,712	76,613
	60,561	56,151	232,464	215,294
Reimbursement of management contract expense	84,646	84,948	331,171	330,243
Total revenue	145,207	141,099	563,635	545,537

Cost of parking services:
Lease contracts	35,444	31,631	134,548	125,153
Management contracts	8,225	8,146	34,029	29,439
	43,669	39,777	168,577	154,592
Reimbursed management contract expense	84,646	84,948	331,171	330,243
Total cost of parking services	128,315	124,725	499,748	484,835

Gross profit:
Lease contracts	3,942	3,496	14,204	13,528
Management contracts	12,950	12,878	49,683	47,174
Total gross profit	16,892	16,374	63,887	60,702

General and administrative	8,474	8,329	33,470	32,694
Depreciation and amortization	2,234	1,946	6,957	7,501
Special charges	—	507	—	1,055
Management fee - parent company	—	750	1,500	3,000
Non-cash stock option compensation expense	6	—	2,299	—
Valuation allowance related to long-term receivables	—	2,650	—	2,650

Operating income	6,178	2,192	19,661	13,802
Other expenses (income):
Interest expense	2,412	4,550	13,369	16,797
Interest income	(114)	(85)	(534)	(238)
Net loss (gain) on extinguishment of debt	1	—	(3,832)	(1,757)
	2,299	4,465	9,003	14,802

Gain (loss) before minority interest and income	3,879	(2,273)	10,658	(1,000)

Minority interest	53	91	349	357
Income tax expense (reversal)	(449)	141	(112)	624

Net income (loss) before preferred stock dividends and increase in value of common stock subject to put/call	4,275	(2,505)	10,421	(1,981)

Preferred stock dividends	—	4,063	7,243	15,630
put/call	—	305	538	1,242

Net income (loss)	$4,275	$(6,873)	$2,640	$(18,853)

Common Stock Data:
Net income per common share:
Basic	$0.41		$0.44
Diluted	$0.40		$0.42

Weighted average common shares outstanding:
Basic	10,466,851		6,040,389
Diluted	10,736,243		6,289,591

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$10,360	$8,470
Notes and accounts receivable, net	34,608	30,923
Prepaid expenses and supplies	2,330	1,436
Total current assets	47,298	40,829

Leaseholds and equipment, net	16,481	15,959
Long-term receivables, net	7,317	5,431
Advances and deposits	1,816	2,090
Goodwill	118,342	117,390
Intangible and other assets, net	3,848	7,886

Total assets	$195,102	$189,585

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$26,107	$24,971
Accrued and other current liabilities	25,794	22,261
Current portion of long-term borrowings	3,512	2,840
Total current liabilities	55,413	50,072

Long-term borrowings, excluding current portion	106,238	158,239
Other long-term liabilities	18,111	19,776
Convertible redeemable preferred stock, series D	1	56,399
Redeemable preferred stock, series C	—	60,389
Common stock subject to put/call rights; 5.01 shares issued and outstanding	—	10,712

Common stockholders’ equity (deficit):
Common stock, par value $1 per share; 3,000 shares authorized; 26.3 shares issued and outstanding	—	1
Common stock, par value $.001 per share; 12,000,100 shares authorized; 10,487,003 shares issued and outstanding	10	—
Additional paid-in capital	193,565	15,222
Accumulated other comprehensive income (loss)	116	(233)
Accumulated deficit	(178,352)	(180,992)
Total common stockholders’ equity (deficit)	15,339	(166,003)

Total liabilities and common stockholders’ equity (deficit)	$195,102	$189,585

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended
	December 31, 2004	December 31, 2003

Operating activities:
Net income (loss) before preferred stock dividends and increase in value of common stock subject to put/call	$10,421	$(1,981)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	6,957	7,501
Non-cash interest expense	279	3,263
Amortization of deferred financing costs	1,015	1,199
Amortization of carrying value in excess of principal	(1,308)	(2,854)
Non-cash stock-based compensation	2,513	—
Valuation allowance related to long-term receivables	525	2,650
Write-off of debt issuance costs	2,385	—
Write-off of carrying value in excess of principal related to the 14% senior subordinated second lien notes	(8,207)	—
Reversal for losses on accounts receivable	(61)	(1,029)
Gain on extinguishment of debt	—	(1,757)
Changes in operating assets and liabilities	(3,149)	6,653
Net cash provided by operating activities	11,370	13,645

Investing activities:
Purchase of leaseholds and equipment	(1,378)	(1,812)
Contingent purchase payments	(644)	(709)
Net cash used in investing activities	(2,022)	(2,521)

Financing activities:
Net proceeds from initial public offering	46,709	—
Proceeds from exercise of stock options	100	—
Repurchase of common stock subject to put/call rights	(6,250)	—
Proceeds from long-term borrowings	—	332
Proceeds from senior credit facility	13,900	4,500
Payments on long-term borrowings	(145)	(54)
Payments on joint venture borrowings	(555)	(687)
Payments of debt issuance costs	(1,409)	(2,987)
Payments on capital leases	(2,423)	(1,994)
Repurchase of 14% senior subordinated second lien notes	(57,734)	(5,915)
Redemption of preferred stock	—	(2,413)
Net cash used in financing activities	(7,807)	(9,218)

Effect of exchange rate changes on cash and cash equivalents	349	411

Increase in cash and cash equivalents	1,890	2,317
Cash and cash equivalents at beginning of period	8,470	6,153

Cash and cash equivalents at end of period	$10,360	$8,470

Supplemental disclosures:
Cash paid during the period for:
Interest	$14,796	$14,901
Income taxes	$273	$536
Supplemental disclosures of non-cash activity:
Debt issued for capital lease obligation	$5,076	$1,412

Pro Forma Net Income

(in thousands, except for per share data)

		Twelve Months Ended December 31, 2004
			pro forma per share *
Net income - as reported	A	$2,640	$0.25
Pro forma adjustments
Additional post-IPO general and administrative expenses (1)		$(586)	($0.05)
Management fee - parent company		1,500	0.14
Interest expense		3,804	0.36
Net gain from extinguishment of debt (1)		(3,832)	(0.36)
Non-cash stock option compensation expense (1)		2,299	0.22
Preferred stock dividends		7,243	0.68
Increase in value of common stock subject to put/call rights		538	0.05
Total pro forma adjustments - assuming the IPO took place as of 12/31/03	B	$10,966	$1.03

Pro forma tax adjustment
Pro forma net income - assuming the IPO took place as of 12/31/03	C = A + B	13,606	1.28
Reported income tax expense	D	(112)	(0.01)
Pro forma pre-tax income	E = C + D	13,494	1.27

Effective income tax rate @ 30% (2)	F = - (E x 30%)	(4,048)	(0.38)
Reported income tax expense	D	(112)	(0.01)
Total pro forma tax adjustment	G = F + D	(4,160)	$(0.39)

Pro forma net income	H = A + B + G	$9,446	$0.89

* Pro forma shares outstanding as if the initial public offering had occurred at 12/31/03 and the stock price remained unchanged at the offering price.

Basic shares issued	10,465
Effect of dilutive common stock options (assuming $11.50 average stock price)	199
Fully diluted shares	10,664

* All per share data is calculated based on 10,664 pro forma shares.

(1)  A detailed description of these items is set forth in our Form S-1 [333-112652] Registration Statement.

(2) For pro forma purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company’s ability to use net operating loss carry-forwards to shield income for a period beyond five years. The Company’s reported effective tax rate is expected to be substantially less than 10% due to the different treatment of certain items for book and tax purposes.

Free Cash Flow

($ in thousands)

	3 months ended December 31, 2004	12 months ended December 31, 2004
Operating Income	$6,178	$19,661
Depreciation and amortization expense	2,234	6,957
Income tax paid	(82)	(273)
Minority interest	(53)	(350)
Change in assets and liabilities	5,452	520
Capital expenditures and contingent purchase payments	(557)	(2,022)
Operating cash flow	13,172	24,493
Cash interest paid	(1,024)	(14,796)
Free Cash Flow (1)	12,148	9,697
(Increase) in cash and cash equivalents	(2,882)	(1,890)
Free cash flow, net of change in cash	$9,266	$7,807

(Uses)/Sources of cash:
(Payments on) proceeds from revolver	$(8,450)	$13,900
(Payments) on debt	(903)	(3,123)
(Payments) of IPO costs and debt issuance costs	(13)	(18,684)
Proceeds from exercise of stock options	100	100
Total (uses) of cash	$(9,266)	$(7,807)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

	9 Months 9/30/2004	12 Months 12/31/2004	3 Months 12/31/2004
Net cash (used in) provided by operating activities	$(1,004)	$11,370	$12,374
Net cash (used in) investing activities	(1,465)	(2,022)	(557)
Effect of exchange rate changes	18	349	331
Free cash flow	$(2,451)	$9,697	$12,148

Reconciliation of EBITDA and Net Debt to EBITDA ratio

($ thousands)

	2004		2003
Gross Profit (GAAP)	$63,887		$60,702
less: General & administrative expenses	33,470		32,694
EBITDA (Non-GAAP)	$30,417		$28,008

Total Debt	$109,750		$161,079
less: Cash and equivalents	10,360		8,470
Net Debt	$99,390		$152,609

Net Debt / EBITDA	3.3	x	5.4	x

2005 Earnings Per Share Guidance

	Per Share Data
Expected reportable earnings per diluted share for 2005	$1.35	$1.45
Estimated 2005 GAAP income tax expense	0.08	0.12
Pre-tax income	1.43	1.57
Effective income tax at 30% rate (1)	(0.43)	(0.47)
Pro forma earnings per diluted share for 2005	$1.00	$1.10

* Expected diluted shares	10,800	10,800

(1) For pro forma purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company’s ability to use net operating loss carry-forwards to shield income for a period beyond five years. The Company’s reported effective tax rate is expected to be ubstantially less than 10% due to the different treatment of certain items for book and tax purposes.